   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998
                                                     REGISTRATION NO. 333-47565
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                        CALIBER LEARNING NETWORK, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       MARYLAND                      8200                     52-2001020
      (STATE OF         (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
    INCORPORATION)       CLASSIFICATION CODE NUMBER)      IDENTIFICATION NO.)




                            3600 CLIPPER MILL ROAD
                                   SUITE 300
                           BALTIMORE, MARYLAND 21211
                                (410) 843-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               CHRIS L. NGUYEN
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        CALIBER LEARNING NETWORK, INC.
                            3600 CLIPPER MILL ROAD
                                  SUITE 300
                          BALTIMORE, MARYLAND 21211
                                 410-843-1000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                            OF AGENT FOR SERVICE)

                                ---------------
                         COPIES OF ALL COMMUNICATIONS,
INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR SERVICE, SHOULD BE SENT TO:
       RICHARD C. TILGHMAN, JR.                  WALTER G. LOHR, JR.
        PIPER & MARBURY L.L.P.                 HOGAN & HARTSON, L.L.P.
        36 SOUTH CHARLES STREET               111 SOUTH CALVERT STREET
       BALTIMORE, MARYLAND 21201              BALTIMORE, MARYLAND 21202
             410-539-2530                           410-659-2700
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                                                               PROPOSED
                                              PROPOSED         MAXIMUM
                              AMOUNT          MAXIMUM         AGGREGATE        AMOUNT OF
    TITLE OF SHARES           TO BE           OFFERING         OFFERING       REGISTRATION
    TO BE REGISTERED        REGISTERED     PRICE PER UNIT      PRICE(1)          FEE(2)
------------------------------------------------------------------------------------------
Common Stock $.01 par
 value.................     6,210,000          $14.00        $86,940,000        $25,647
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

-------
(1) Includes amount to be sold pursuant to an over-allotment option to be granted to the Underwriters.
(2) Previously paid.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                                   PART II:

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission, NASD and Nasdaq.

Securities and Exchange Commission Filing Fee.........................  $25,647
NASD Filing Fee.......................................................    9,194
Nasdaq Listing Fee....................................................   95,000
Printing Fees and Expenses............................................  100,000
Legal Fees and Expenses...............................................  250,000
Accounting Fees and Expenses..........................................  200,000
Miscellaneous.........................................................   20,159
                                                                       --------
    Total............................................................. $700,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except:
(1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter and By-Laws provide that the Company [shall] indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

  The Charter and By-Laws provides that the Company will indemnify its directors and officers and may indemnify employees or agents of the Company to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. In addition, the Company's Charter provides that its directors and officers will not be liable to stockholders for money damages, except in limited instances. However, nothing in the Charter or By-Laws of the Company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Maryland General Corporation Law provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

  The form of underwriting agreement, filed as Exhibit 1.1 hereto, contains provisions by which the Underwriters agree to indemnify the Registrant and each officer, director and controlling person of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  During 1997 and 1998, the Company granted options to purchase a total of 1,156,349 shares of Common Stock in four tranches. The first tranche consisted of 974,310 options issued at an exercise price of $1.02. The second tranche consisted of 95,737 options issued at an exercise price of $1.63. The third tranche consisted of 74,012 options issued at an exercise price of $2.44. The fourth tranche consisted of 89,484 options issued at an exercise price of $8.00. The Company believes that these stock option grants were exempt from registration under the Securities Act by virtue of the exemption provided by
Section 4(2) thereof for transactions not involving a public offering, since these options were granted to a limited number of executive officers of the Company who, in each case, has access to financial and other relevant data concerning the Company, its financial condition, business and assets. In addition, the Company believes that these stock option grants were exempt from registration under the Securities Act by virtue of the exemption provided by Rule 701 under said Act.

  On November 11, 1996, the Company issued (i) 2,442,513 shares of 8% Series A Convertible Preferred Stock and a warrant exercisable for the number of shares of Class A Common Stock that will equal 7% of the total number of shares to be outstanding after exercise for $10.0 million in cash and the MCI Lease and Guarantee Commitment; (ii) Sylvan Learning Systems, Inc. 1,227,393 shares of Series B Junior Preferred Stock for $1.3 million in cash; (iii) Douglas L. Becker 1,718,351 shares of Class A Common Stock for $350,000 in cash; (iv) R. Christopher Hoehn-Saric 1,718,351 shares of Class A Common Stock for $350,000 in cash; and (v) John P. Hill 5,167,328 shares of Class B Common Stock for $1 million in cash. During 1996 and 1997, the Company issued shares of Class A Common Stock to certain officers of the Company in consideration for cash and past services rendered. Each of these issuances was exempt from registration pursuant to Section 4(2) of the Securities Act. Each of these issuances was exempt from registration pursuant to Section 4(2) of the Securities Act.

  On April 30, 1997, the Company issued Chris L. Nguyen 49,155 shares of Class A Common Stock for $50,062.50 in cash.

  On April 30, 1997, the Company issued B. Lee McGee 98,314 shares of Class A Common Stock for $100,125 in cash.

  On April 30, 1997, the Company issued David Dobkin 49,157 shares of Class A Common Stock in connection with services rendered and 24,578 shares of Class A Common Stock for $25,031.25 in cash.

  On July 24, 1997, the Company issued Bryan Polivka 49,157 shares of Class A Common Stock in connection with services rendered.

  On April 30, 1997, the Company issued J.M. Schapiro 49,157 shares of Class A Common Stock for $50,062.50 in cash.

  On June 19, 1997, the Company issued Brady Locher 49,157 shares of Class A Common Stock in connection with services rendered and 24,609 shares of Class A Common Stock for $25,062.50 in cash.

  On March 16, 1998, the Company issued Rick Frier 18,750 shares of Class A Common Stock for $150,000.00 in cash.

ITEM 16. EXHIBITS.

          (A) EXHIBIT NO. DESCRIPTION
          --------------- -----------
              1.01*       Form of Underwriting Agreement
              3.01*       Articles of Amendment and Restatement of the
                          Charter, to be effective upon completion of the
                          offering
              3.02*       Bylaws
              4.01*       Specimen Common Stock Certificate
              5.01*       Opinion of Piper & Marbury L.L.P.
             10.01(a)*    1997 Stock Option Plan
             10.01(b)*    1998 Stock Incentive Plan

     (A) EXHIBIT NO.                        DESCRIPTION
     ---------------                        -----------
         10.02*      Registration Rights Agreement, dated as of November 22,
                     1996, among Caliber Learning Network, Inc., Sylvan
                     Learning Systems, Inc., MCI Telecommunications
                     Corporation, Douglas L. Becker and R. Christopher Hoehn-
                     Saric
         10.03*      Warrant issued to MCI Communications Corporation, dated
                     as of November 22, 1996 and, as amended.
         10.04+*     Agreement between Caliber Learning Network, Inc. and The
                     Johns Hopkins University, dated as of January 29, 1998
         10.05+*     Agreement between Caliber Learning Network, Inc. and MCI
                     Systemhouse Corp. dated March 2, 1998
         10.06+*     Agreement between Caliber Learning Network, Inc. and
                     Macmillan Computer Publishing USA, dated February 2,
                     1998
         10.07+*     Agreement between Caliber Learning Network, Inc. and
                     Compaq Computer Corporation, dated December 22, 1997
         10.08*      Letter Agreement and Line of Credit Promissory Note,
                     dated as of December 1, 1996, between Caliber Learning
                     Network, Inc. and Sylvan Learning Systems, Inc.
         10.09+*     Agreement between Caliber Learning Network, Inc. and MCI
                     Systemhouse Corp., dated July 1, 1997
         10.10*      Management Agreement between Caliber Learning Network,
                     Inc. and Sylvan Learning Systems, Inc., dated as of
                     January 1, 1998
         10.11+*     Testing Center Management and CBT Services Agreement, as
                     amended, dated May 1, 1997
         10.12*      Form of Lock-Up Letter
         10.13+      Agreement between Caliber Learning Network, Inc. and the
                     Trustees of the University of Pennsylvania acting
                     through the Arresty Institute of Executive Education at
                     the Wharton School, dated March 26, 1998
         23.01       Consent of Ernst & Young LLP
         23.02       Consent of Piper & Marbury L.L.P. (included in Exhibit
                     5.01)
         24.01       Power of Attorney of Directors and Executive Officers
                     (included on signature pages hereto)
         27.01*      Financial Data Schedule

--------
*  Previously filed.
+  Filed under confidential treatment request.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BALTIMORE, MARYLAND ON THIS 1ST DAY OF MAY, 1998.

                                          CALIBER LEARNING NETWORK, INC.

                                                          *
                                          By: _________________________________
                                                     CHRIS L. NGUYEN,
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

  Know all men by these presents, that each person whose signature appears below constitutes and appoints Chris L. Nguyen and Matthew C. Brenneman (with full power to each of them to act alone) as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                        TITLE                 DATE

                  *                    Chairman of the
-------------------------------------   Board of Directors       May 1, 1998
     R. CHRISTOPHER HOEHN-SARIC

                  *                    Vice Chairman of the
-------------------------------------   Board of Directors       May 1, 1998
          DOUGLAS L. BECKER

                                       President and Chief
               *                        Executive Officer        May 1, 1998
-------------------------------------   (Principal
           CHRIS L. NGUYEN              Executive Officer)

              SIGNATURE                         TITLE                DATE

                                        Chief Financial
               *                         Officer (Principal      May 1, 1998
-------------------------------------    Financial and
            RICK P. FRIER                Accounting Officer)

                  *                     Director
-------------------------------------                            May 1, 1998
             SUSAN MAYER

                  *                     Director
-------------------------------------                            May 1, 1998
            JOHN P. HILL

                  *                     Director
-------------------------------------                            May 1, 1998
         JANEEN M. ARMSTRONG

* Signed by Attorney-in-Fact

    /s/ Matthew C. Brenneman
-------------------------------------
      MATTHEW C. BRENNEMAN

                                 EXHIBIT INDEX

  (a)

                                                                   SEQUENTIALLY
                                                                     NUMBERED
 EXHIBIT NO                      DESCRIPTION                           PAGE
 ----------                      -----------                       ------------
  1.01*     Form of Underwriting Agreement
  3.01*     Articles of Amendment and Restatement of the
             Charter, to be effective upon completion of the
             Offering
  3.02*     Bylaws
  4.01*     Specimen Common Stock Certificate
  5.01*     Opinion of Piper & Marbury L.L.P.
 10.01(a)*  1997 Stock Option Plan
 10.01(b)*  1998 Stock Incentive Plan
 10.02*     Registration Rights Agreement dated as of November
             22, 1996 among Caliber Learning Network, Inc.,
             Sylvan Learning Systems, Inc., MCI Communications
             Corporation, Douglas L. Becker and R. Christopher
             Hoehn-Saric
 10.03*     Warrant issued to MCI Communications Corporation,
             dated as of November 22, 1996
 10.04+*    Agreement between Caliber Learning Network, Inc. and
             The Johns Hopkins University, dated as of January
             29, 1998
 10.05+*    Agreement between Caliber Learning Network and MCI
             Systemhouse Corp. dated March 2, 1998
 10.06+*    Agreement between Caliber Learning Network, Inc. and
             Macmillan Computer Publishing USA, dated February
             2, 1998
 10.07+*    Agreement between Caliber Learning Network, Inc. and
             Compaq Computer Corporation, dated December 22,
             1997
 10.08*     Letter Agreement and Line of Credit Promissory Note
             dated as of December 1, 1996 between Caliber
             Learning Network, Inc. and Sylvan Learning Systems,
             Inc.
 10.09+*    Agreement between Caliber Learning Network, Inc. and
             MCI Systemhouse Corp., dated July 1, 1997
 10.10*     Management Agreement between Caliber Learning
             Network, Inc. and Sylvan Learning Systems, Inc.
             dated January 1, 1998
 10.11+*    Testing Center Management and CBT Services
             Agreement, as amended, dated May 1, 1997
 10.12*     Form of Lock-Up Letter
 10.13+*    Agreement between Caliber Learning Network, Inc. and
             the Trustees of The University of Pennsylvania
             acting through the Arresty Institute of Executive
             Education at the Wharton School, dated March 26,
             1998
 23.01      Consent of Ernst & Young LLP
            Consent of Piper & Marbury L.L.P. (included in
 23.02       Exhibit 5.01)
 24.01      Power of Attorney of Directors and Executive
             Officers (included on signature pages hereto)
 27.01*     Financial Data Schedule

--------
 *Previously filed.
 +Filed under confidential treatment request.